SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

United States Securities and Exchange Commission
Washington, D.C. 20549

Filed by the Registrant	☒

Filed by a Party Other than the Registrant *

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

YP Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each series of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

YP CORP.

4840 East Jasmine Street
Suite 105
Mesa, Arizona 85205-3321
(480) 654-9646

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of YP Corp. will be held at the MGM Grand Hotel, 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109, on February 8, 2007, beginning at 10 a.m. Pacific Standard Time. The Annual Meeting is being held for the following purposes:

1.
To elect five directors to our company's board of directors to serve for terms of one to three years or until their successors are duly elected and qualified if Proposal 3 is approved, or to elect the same individuals as directors for a term of one year if Proposal 3 is not approved;

2.	To approve an amendment to the YP Corp. 2003 Stock Plan to increase the number of shares authorized for issuance under the 2003 Stock Plan from 5,000,000 shares to 8,000,000 shares;

3.
To consider and vote upon a proposal to amend and restate the Company’s Articles of Incorporation in the form attached as Appendix A to the enclosed Proxy Statement (the “Amended and Restated Articles”). Specifically, the Amended and Restated Articles will accomplish the following: (i) provide for the classification of the Board of Directors into three classes of directors with staggered three-year terms; and (ii) restate the Articles of Incorporation by incorporating in a single document the amendment, to the extent that it is approved by the stockholders at the Annual Meeting, as well as prior amendments and restatements;

4.	To ratify the appointment of Epstein, Weber & Conover, P.L.C., as our independent auditors for the fiscal year ending September 30, 2007; and

5.	To transact such other business that may properly come before the meeting.

Only stockholders of record at the close of business on January 2, 2007 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Your vote is important.

All stockholders are cordially invited to attend the meeting in person. In order to assure your representation at the meeting, however, we urge you to complete, sign, and date the enclosed proxy as promptly as possible and return it to us via facsimile to the attention of Gary L. Perschbacher at 480-324-2507 or in the enclosed postage-paid envelope. If you attend the meeting in person, you may vote in person even if you previously have returned a proxy.

By Order of the Board of Directors

/s/ Joseph F. Cunningham Jr.
Joseph F. Cunningham Jr.
Chairman of the Board
January 9, 2007
Mesa, Arizona

TABLE OF CONTENTS

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
Who is entitled to attend and vote at the Annual Meeting?
How do I vote?
What if I vote and then change my mind?
What are the Board's recommendations?
What constitutes a quorum?
What vote is required to approve each item?
Can I dissent or exercise rights of appraisal?
Who pays for this proxy solicitation?
ELECTION OF DIRECTORS (Proposal No. 1)
General
Vote Required
Nominees
How are directors compensated?
How often did the Board meet during fiscal 2004?
What committees has the Board established?
Audit Committee Report
EXECUTIVE OFFICERS AND COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPROSAL TO AMEND THE COMPANY’S 2003 STOCK PLAN (Proposal No. 2)
PROPOSAL TO AMEND AND RESTATE THE COMPANY’S ARTICLES OF INCORPORATION (Proposal No. 3)
RATIFICATION OF INDEPENDENT AUDITORS (Proposal No. 4)
STOCKHOLDER PROPOSALS AND NOMINATIONS
OTHER MATTERS
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS
APPENDIX A AMENDED AND RESTATED ARTICLES OF INCORPORATION

YP CORP.
4840 East Jasmine Street
Suite 105
Mesa, Arizona 85205-3321
(480) 654-9646

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 8, 2007

This Proxy Statement relates to the 2007 Annual Meeting of Stockholders of YP Corp. The Annual Meeting will be held on February 8, 2007 at 10 a.m. Pacific Standard Time, at the MGM Grand Hotel, 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about January 8, 2007.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting and this Proxy Statement, including (i) the election of five directors, (ii) amendment of our 2003 Stock Plan from 5,000,000 shares to 8,000,000 shares, (iii) amendment and restatement of the Company’s Articles of Incorporation; and (iv) the ratification of auditors. In addition, management will report on our most recent financial and operating results and respond to questions from stockholders.

Who is entitled to attend and vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, January 2, 2007, or their duly appointed proxies, are entitled to receive notice of the Annual Meeting, attend the meeting, and vote the shares that they held on that date at the meeting or any postponement or adjournment of the meeting. At the close of business on January 2, 2007, there were issued, outstanding, and entitled to vote 49,979,736 shares of our common stock, par value $.001 per share, which are entitled to 49,979,736 votes. You may not cumulate votes in the election of directors.

How do I vote?

You may vote on matters to come before the meeting in two ways: (i) you can attend the meeting and cast your vote in person; or (ii) you can vote by completing, dating, and signing the enclosed proxy card and returning it to us or by the use of mail or facsimile. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxy holders, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendations of our board of directors.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by either (i) filing with our Corporate Secretary a notice of revocation; (ii) sending in another duly executed proxy bearing a later date; or (iii) attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

What are the board's recommendations?

Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendations of our board of directors. Our board's recommendations are set forth together with a description of such items in this Proxy Statement. In summary, our board recommends a vote FOR election of the nominated slate of directors, FOR amendment of our 2003 Stock Plan to increase the authorized number of Shares from 5,000,000 shares to 8,000,000 shares, FOR the approval of the amendment and restatement of the Company’s Articles of Incorporation, and FOR the ratification of the auditors.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares on the record date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (defined below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors. Election of a director requires the affirmative votes of the holders of a plurality of the shares for which votes are cast at a meeting at which a quorum is present. The five persons receiving the greatest number of votes will be elected as directors. Since only affirmative votes count for this purpose, a properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders may not cumulate votes in the election of directors.

Amendment to our 2003 Stock Plan. The approval of the proposed amendment to our 2003 Stock Plan will require the affirmative vote of a majority of the shares for which votes are cast at a meeting at which a quorum is present. A properly executed proxy marked "ABSTAIN" with respect to any or all of these proposals will not be voted but it will be counted for purposes of whether there is a quorum at the meeting and it will be treated as a vote cast. Accordingly, abstentions will have the effect of a vote against the proposal to amend our 2003 Stock Plan. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to approval of the 2003 Stock Plan and are not deemed a vote cast.

Amendment to and Restatement of our Articles of Incorporation. The approval of the proposed amendment and restatement of the Company’s Articles of Incorporation will require the affirmative vote of 66 2/3% of the shares for which votes are cast at a meeting at which a quorum is present. A properly executed proxy marked "ABSTAIN" with respect to any or all of these proposals will not be voted but it will be counted for purposes of whether there is a quorum at the meeting and it will be treated as a vote cast. Accordingly, abstentions will have the effect of a vote against the proposal to amend and restate our Articles of Incorporation. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to this proposal and are not deemed a vote cast.

Ratification of Auditors. The ratification of the appointment of Epstein, Weber & Conover, P.L.C., as our independent auditors will require the affirmative vote of the holders of a majority of the shares for which votes are cast at a meeting at which a quorum is present. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be treated as a vote cast. Accordingly, an abstention will have the effect of a negative vote. Brokers are entitled to use their discretion to vote uninstructed proxies with respect to ratification of the auditors.

Effect of Broker Non-Votes. If your shares are held by your broker in “street name,” you are receiving a voting instruction form from your broker or the broker's agent asking you how your shares should be voted. Please complete the form and return it in the envelope provided by the broker or agent. No postage is necessary if mailed in the United States. If you do not instruct your broker how to vote, your broker may vote your shares at its discretion or, on some matters, may not be permitted to exercise voting discretion. Votes that could have been cast on the matter in question if the brokers have received their customers' instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority, are referred to as "broker non-votes." Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted as a vote cast in determining the number of shares necessary for approval. Shares represented by such "broker non-votes," however, will be counted in determining whether there is a quorum.

Can I dissent or exercise rights of appraisal?

Under Nevada law, holders of our voting stock are not entitled to dissent from any of the proposals to be presented at the Annual Meeting or to demand appraisal of their shares as a result of the approval of any of the proposals.

Who pays for this proxy solicitation?

Our company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners.

ELECTION OF DIRECTORS
(Proposal No. 1)

General

A board of five directors is to be elected at the Annual Meeting. It is expected that a majority of the common stock will be voted in favor of the five nominees named below, all of whom are current directors. In the event Proposal 3, which includes the creation of a classified board of directors, is adopted at the Annual Meeting, the directors will be divided into three classes and, unless otherwise noted on the proxy, the shares represented by the enclosed proxy will be voted for the election as directors of the five nominees named below to serve for the terms indicated below, or until their successors have been duly elected and qualified. If Proposal 3 is not approved by the stockholders at the Annual Meeting, then unless otherwise noted on the proxy, the shares represented by the enclosed proxy will be voted for the election as directors of the five nominees named below to serve until the 2008 Annual Meeting or until their successors have been duly elected and qualified. Our board of directors has no reason to believe that the nominees will not serve if elected, but if they should become unavailable to serve as a director, and if the board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board.

Vote Required

If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected to our board of directors.

Our board of directors recommends a vote FOR election of the director nominee.

Nominees for Director

The names of the nominee and certain information about them are set forth below:

Name of Nominee	Class	Term	Age	Position
Joseph Cunningham	I	2010	58	Director, Chairman
Daniel L. Coury, Sr.	I	2010	53	Director, Chief Executive Officer & President
Richard Butler	II	2009	57	Director
Benjamin Milk	II	2009	68	Director
Elisabeth DeMarse	III	2008	52	Director

JOSEPH CUNNINGHAM. Mr. Cunningham has served as a director of our company since January 2006 and as Chairman of the Audit Committee since January 8, 2006. Mr. Cunningham founded and has been the President and Chief Executive Officer of Liberty Mortgage Acceptance Corporation since 1992. Liberty Mortgage Acceptance Corporation is a nationwide commercial mortgage lender. From March 1985 to 1992, Mr. Cunningham was the Chief Executive Officer of his own mortgage banking firm. Mr. Cunningham was the Chief Operating Officer of Colwell Financial Corporation, which serviced over $5 billion and employed over 1,500 people, and was the Executive Vice President and Chief Financial Officer of Granite Financial Corporation, which was the first company to securitize subprime residential mortgages.  Earlier, Mr. Cunningham practiced as a CPA in the Boston office of Coopers & Lybrand for six years. Mr. Cunningham received a B.S. in Accounting from Boston College in 1969.

DANIEL L. COURY, SR. Mr. Coury has served as a director of our company since February 2000, and served as our acting Chief Executive Officer since January 2006 until his permanent appointment as Chief Executive Officer and President in September 2006. Since 1990, Mr. Coury has served as President and Chairman of Mesa Cold Storage, Ltd., which owns and operates the largest cold storage facilities in Arizona. Before Mr. Coury purchased Mesa Cold Storage, he had experience in international trade, real estate development, real estate exchanges and serving as a consultant to various family businesses, including five General Motors dealerships, numerous commercial and residential developments and mortuary services.

RICHARD BUTLER. Mr. Butler has served as a director of our company since August 2006. From 2004 to the present, Mr. Butler has served as President of Ref-Razzer Company, which manufacturers and sells sports related products. From 1999 to the present, Mr. Butler has worked as an independent consultant, advising clients with regard to the creation, workout and restructuring of companies and providing access to capital through his capabilities in originating, structuring, and placing financing in a broad range of markets. Prior to that time, Mr. Butler served as the President of Aspen Healthcare, Inc., the Chief Executive Officer and President of Mt. Whitney Savings Bank, First Federal Mortgage Bank, and Trafalgar Mortgage, and he was an Executive Officer and member of the President's Advisory Committee at American Savings & Loan Association. Mr. Butler attended Bowling Green University in Ohio, San Joaquin Delta College in California and Southern Oregon State College.

BENJAMIN MILK. Mr. Milk has served as a director of our company since September 2006. For the five years prior to becoming a director, Mr. Milk served as the Vice President of the International Association of Refrigerated Warehouses, where he was responsible for government relations, education programs, board support and member services. Mr. Milk also served at the Securities and Exchange Commission for nine years, during which time he served as the Executive Director for five years. In that role, Mr. Milk assisted in the restructuring of the Division of Corporation Finance, the largest division of the SEC. Since 1981, Mr. Milk has served as a senior officer for several organizations. He was a Vice President for an international trade association and was the Executive Vice President for a youth educational exchange program. Mr. Milk holds a Masters Degree in Public Administration from the University of Pittsburgh.

ELISABETH DEMARSE. Ms. DeMarse has served as a director of our company since January 8, 2006. Ms. DeMarse was the Chief Executive Officer and President of Bankrate, Inc. from April 2000 until July 2004. From January 1999 to May 2000 Ms. DeMarse was an Executive Vice President at Hoover's Inc. From October 1998 to January 1999 Ms. DeMarse was President of Newco, a private equity firm. Ms. DeMarse received a degree in History from Wellesley College in 1976 and an M.B.A. from Harvard Business School in 1980.

How are directors compensated?

The directors receive a base fee of $36,000 per year for their service on the board payable monthly. Additionally, committee chairpersons are paid an additional $10,000 annually payable monthly. Upon election to the board, directors are generally awarded 100,000 shares of restricted common stock; however, Mr. Cunningham and Ms. DeMarse each received 150,000 shares of restricted stock upon their election to the board. The shares of restricted common stock will vest pursuant to the Company's 2003 Stock Plan.

In connection with the appointment of Mr. Cunningham on September 19, 2006 to serve as Chairman of the Board of Directors and Chairman of the Audit Committee, the Company granted to Mr. Cunningham 100,000 shares of restricted common stock. Mr. Cunningham receives an aggregate of $6,000 per month in lieu of all other director fees for his service as Chairman of the Board and Chairman of the Audit Committee.

How often did the board meet during fiscal 2006?

Our board of directors met 8 times during fiscal 2006, either telephonically or in person. Attendance by the incumbent directors at the meetings of the board and board committees on which they served was 100% during fiscal 2006.

What committees has the Board established?

Our board of directors has a Corporate Governance and Nominating Committee, a Compensation Committee, and an Audit Committee.

Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee is to (a) identify individuals who are qualified to become members of our board of directors, consistent with criteria approved by the board, and to select, or to recommend that the board select, the director nominees for the next annual meeting of stockholders or to fill vacancies on the board; (ii) develop and recommend to the board a set of corporate governance principles applicable to our company; and (iii) oversee the evaluation of the board and our company's management. Ms. DeMarse and Mr. Milk currently serve on the Corporate Governance and Nominating Committee. Ms. Demarse chairs the committee. Each member of the committee satisfies the independence standards specified in Section 121A of the American Stock Exchange ("AMEX") Company Guide. Our board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is posted on our website at www.yp.com. The committee met three times during fiscal 2006.

Compensation Committee. The Board purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, as necessary, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs including stock and benefit plans. Mr. Butler currently is the sole member and chairman of our Compensation Committee. The committee met 4 times during fiscal 2006.

Audit Committee. The purpose of the Audit Committee is to assist our board of directors in overseeing (i) the integrity of our company's accounting and financial reporting processes, the audits of our financial statements, as well as our systems of internal controls regarding finance, accounting, and legal compliance; (ii) our company's compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of our independent public accountants; (iv) our company's financial risk; and (v) our company's internal audit function. In carrying out this purpose, the Audit Committee maintains and facilitates free and open communication between the board, the independent public accountants, and our management. Mr. Cunningham currently is the sole member of our Audit Committee. Mr. Cunningham, the chairman of the Audit Committee, is independent in accordance with Section 121A of the American Stock Exchange Company Guide. Mr. Cunningham serves as the committee's chairman and is the "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and reports its findings directly to the full board. The board of directors has adopted a charter for the Audit Committee a copy of which was attached as Appendix A to the proxy statement for our 2005 Annual Meeting of the Stockholders. The Audit Committee met 4 times during fiscal 2006.

Compensation Committee Interlocks and Insider Participation. There were no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

What are the procedures of the Governance and Nominating Committee in making nominations?

The Governance and Nominating Committee will establish and periodically reevaluate the criteria and qualifications for board membership and the selection of candidates to serve as directors of our company. In determining whether to nominate a candidate for director, the Governance and Nominating Committee will consider the candidate's independence standards, experience relevant to the needs of our company, leadership qualities, diversity, and the ability to represent our stockholders. The committee, if it so chooses, has the authority to retain a search firm to identify director candidates and to approve any fees and retention terms of the search firm's engagement.

The committee shall formulate a process to identify candidates for nomination or to be recommended to the board for nomination as directors. The process, at a minimum, shall

•	reflect the minimum qualifications that in the view of the committee are required for membership on the board;

•	reflect any additional qualifications that in the view of the Committee are required of one or more members of the board;

•	provide for the consideration of the qualifications, performance, and contributions of incumbent board members who consent to re-election;

•	provide for the identification and evaluation of potential nominees for positions for which the Committee does not select qualified incumbents for re-election; and

•	provide for appropriate documentation of the nominations process.

Our board of directors is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving our company the benefit of the familiarity and insight into our company's affairs that its directors have accumulated during their tenure, while contributing to the board's ability to work as a collective body. Accordingly, the process of the Governance and Nominating Committee for identifying nominees reflects the practice of re-nominating incumbent directors who continue to satisfy the committee's criteria for membership on the board, who the committee believes will continue to make important contributions to the board, and who consent to continue their service on the board.

What are our policies and procedures with respect to director candidates who are nominated by security holders?

The Governance and Nominating Committee shall formulate and recommend for adoption to the full Board a policy regarding consideration of nominees for election to the Board who are recommended by security holders of the Company. The policy shall state at a minimum that the Committee will consider candidates nominated by shareholders of the Company. The policy shall contain any other elements that the Committee deems appropriate. These elements may include requirements relating to minimum share ownership of recommending security holder; qualifications of recommended candidates; and compliance with procedures for submission of recommendations.

The Committee shall adopt procedures for the submission to the Committee of shareholder recommendations of nominees for election to the Board, consistent with the policy adopted by the Board. These procedures, at a minimum, shall include requirements and specifications relating to the following:

•	the timing for the submission of recommendations;

•	the manner of submission of recommendations;

•	information required to be provided concerning the recommending security holder;

•	information required to be provided concerning proposed nominee;

•	the consent of the proposed nominee to be contacted and interviewed by the Committee;

•	and the consent of the proposed nominee to serve if nominated and elected.

What is our policy on director attendance at our annual meetings?

The Governance and Nominating Committee of the Board of Directors shall formulate and recommend to the Board for adoption a policy regarding attendance of directors at annual meetings of the Company's stockholders. The policy may provide for attendance of directors by appropriate means of electronic conferencing.

All of our directors attended our 2006 Annual Meeting of Stockholders. All current directors anticipate attending the 2007 Annual Meeting of Stockholders.

How can investors communicate with the board of directors?

Stockholder and other parties interested in communicating with the board of directors may do so by writing to Board of Directors, YP Corp., 4840 East Jasmine Street, Suite 105, Mesa, Arizona 85205-3321.

Does the company have a code of ethics?

We have adopted a code of ethics that applies to all directors, officers, and employees of our company, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Technical Officer. We have filed our code of ethics as an exhibit to our quarterly report on Form 10-QSB for the period ended March 31, 2004. In addition, our code of ethics is posted under "Investor Relations" on our Internet website at www.yp.com. We will mail a copy of our code of ethics at no charge upon request submitted to YP Corp., Attention: Investor Relations, 4840 East Jasmine Street, Suite 105, Mesa, Arizona, 85205. If we make any amendment to, or grant any waivers of, a provision of the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller where such amendment or waiver is required to be disclosed under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on Form 8-K or on our Internet website at www.yp.com.

Audit Committee Report

The Securities and Exchange Commission rules require us to include in our proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee's activities regarding oversight of our financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report in such filings.

It is the duty of the Audit Committee to provide independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter that sets forth the audit-related functions we are expected to perform. Our functions are to:

•	Serve as an independent and objective party to monitor YP Corp.'s financial reporting process and system of internal control structure;

•	Review and appraise the audit efforts of YP Corp.'s independent auditors; and

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the board of directors.

We meet with management periodically to consider the adequacy of YP Corp.'s internal controls and the objectivity of its financial reporting. We discuss these matters with YP Corp.'s independent auditors and with appropriate financial personnel. We regularly meet privately with the independent auditors, who have unrestricted access to the Audit Committee. We also recommend to the board the appointment of the independent auditors and review periodically their performance and independence from management. Toward that end, we have considered whether the non-audit related services provided by YP Corp.'s independent auditors are compatible with their independence. In addition, we review our financing plans and report recommendations to the full board for approval and to authorize action.

Management of YP Corp. has primary responsibility for its financial statements and the overall reporting process, including its system of internal control structure. The independent auditors (a) audit the annual financial statements prepared by management, (b) express an opinion as to whether those financial statements fairly present YP Corp.'s financial position, results of operations, and cash flows in conformity with generally accepted accounting principles, and (c) discuss with YP Corp. any issues they believe should be raised. Our responsibility is to monitor and review these processes.

It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of YP Corp. while serving on the Audit Committee. We are not and we may not represent ourselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting and auditing. Therefore, we have relied, without independent verification; on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on YP Corp.'s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that YP Corp.'s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of YP Corp.'s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that YP Corp.'s independent accountants are in fact "independent."

This year, we reviewed YP Corp.'s audited consolidated financial statements and met with both management and Epstein, Weber & Conover, P.L.C., YP Corp.'s independent auditors, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have received from and discussed with Epstein, Weber & Conover, P.L.C. the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from YP Corp. We also discussed with Epstein, Weber & Conover, P.L.C. any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 and No. 90.

Based on these reviews and discussions, we recommended to the board that YP Corp.'s audited consolidated financial statements should be included in YP Corp.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

The Audit Committee
Joseph F. Cunningham, Chairman

EXECUTIVE OFFICERS

Executive Officers

Our executive management consists of the following personnel:

Name	Age	Position

Daniel L. Coury, Sr.	53	Chief Executive Officer & President
Gary L. Perschbacher	58	Chief Financial Officer
John Raven	42	Chief Operating Officer

DANIEL L. COURY, SR. Mr. Coury has served as a director of our company since February 2000, and served as our acting Chief Executive Officer since January 2006 until his permanent appointment as Chief Executive Officer and President in September 2006. Since 1990, Mr. Coury has served as President and Chairman of Mesa Cold Storage, Ltd., which owns and operates the largest cold storage facilities in Arizona. Before Mr. Coury purchased Mesa Cold Storage, he had experience in international trade, real estate development, real estate exchanges and serving as a consultant to various family businesses, including General Motors dealerships, numerous commercial and residential developments and mortuary services.

GARY L. PERSCHBACHER. Mr. Perschbacher has 35 years of management experience. He joined YP Corp. in November 2005 as Special Assistant to the Chairman of the Board, working with the Chairman in implementing cost reduction and revenue enhancement programs, and was appointed to serve as Chief Financial Officer in February 2006. Since June, 2000, Mr. Perschbacher has been a financial leadership partner in the executive services and consulting firm, Tatum LLC, and in that capacity has worked with several emerging growth companies. Mr. Perschbacher has a BBA, with a concentration in finance, from the University of Wisconsin- Milwaukee, and an MBA from Keller Graduate School of Management.

JOHN RAVEN. Mr. Raven has served as our Chief Operating Officer since July 2005. Mr. Raven has served as our Chief Technology Officer since September 2003. Mr. Raven has over eleven years experience in the technology arena and 16 years of overall leadership experience working with companies such as Perot Systems (PER), where he worked in 2003 and managed 640 staff members, Read-Rite Corp (RDRT), where he worked from 2000 to 2003, and as Cap Gemini Ernst & Young (CAPMF), where he worked from 2000 to 2002. Mr. Raven also served as Director of Information Technology at Viacom's ENG Network division, where he worked from 1996 to 1999. Mr. Raven has experience in software engineering, data and process architecture, systems development, and database management systems. At NASA's Jet Propulsion Laboratory, where he worked from 1993 to 1996, Mr. Raven was a team member and information systems engineer for the historic 1997 mission to Mars conducted with the Pathfinder space vehicle and the Sojourner surface rover. Mr. Raven received his Bachelors of Science in Computer Science from the California Institute of Technology in 1991. His certifications include Cisco Internetwork Engineer, Project Management from the Project Management Institute, Certified Project Manager from Perot Management Methodology Institute, Microsoft Certified System Engineer, and Certified Novel Engineer.

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth the total compensation for the fiscal years ended September 30, 2006, 2005, and 2004 paid to or accrued for our Chief Executive Officer and our other executive officers who earned more than $100,000 in salary and bonus during fiscal 2006. Additionally, we have included the compensation for two former executive officers who departed during the last fiscal year and whose compensation actually paid would have placed each of them among our executive officers who earned more than $100,000 in salary and bonus during fiscal 2006. These executive officers are collectively referred to as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	All Other Compensation ($)
Daniel L. Coury, Sr. (3)	2006	125,000	150,000	-	1,163,000	5,500 (2)
Chief Executive Officer	2005	-	-	-	-	-
	2004	-	-	-	-	-

Gary L. Perschbacher (4)	2006	189,195	-	-	84,000	-
Chief Financial Officer	2005	-	-	-	-	-
	2004	-	-	-	-	-

John Raven (5)	2006	$205,082	80,000	-	20,500	-
Chief Operating Officer	2005	211,500	$30,000	-	$21,250	$-
	2004	151,888	-	-	-	-

Peter J. Bergmann (6)	2006	$57,779	-	-	-	347,500 (8)
	2005	220,833	$130,000	-	$85,000	$18,500
	2004	50,000	181,796	-	1,777,250 (10)	37,800

W. Chris Broquist (7)	2006	$69,832	-	-	-	95,359 (9)
	2005	156,867	$-	-	$42,500	$-
	2004	18,000	-	-	153,500	-

___________________

(1)
The amounts under the Restricted Stock Awards column represent the dollar value of shares of restricted stock issued to the Named Executive Officers under our 2003 Stock Plan. The holders of these shares of restricted stock receive dividends on such shares when and if declared and paid on shares of our common stock. At September 30, 2006, the number of shares of restricted stock held by each of the Named Executive Officers and the value of such shares, based on a closing price of $0.91 per share on that date, was as follows: Mr. Coury: 1,750,000 shares ($1,592,500 ); Mr. Perschbacher 100,000 shares ($91,000); Mr. Raven: 150,000 shares ($136,500); Mr. Bergmann: 750,000 shares ($682,500); and Mr. Broquist: 150,000 shares ($136,000).

(2)	The amounts shown for fiscal 2006 with respect to Mr. Coury reflects Directors fees paid during the year.
(3)
Mr. Coury has served as our Chief Executive officer since September 2006. Mr. Coury’s compensation arrangements are described below under “Certain Relationships and Related Transactions - Agreements with Executive Officers.”

(4)
Mr. Perschbacher has served as our Chief Financial Officer since February 2006. Mr. Perschbacher’s compensation arrangements are described below under “Certain Relationships and Related Transactions - Agreements with Executive Officers.”

(5)
Mr. Raven joined our company in August 2003 and currently serves as the Company’s Chief Operating Officer and Chief Technical Officer. Mr. Raven's compensation arrangements are described below under “Certain Relationships and Related Transactions - Agreements with Executive Officers.”

(6)
Mr. Bergmann served as our President, Chief Executive Officer and Chairman from May 2004 until December 2005. Mr. Bergmann's compensation arrangements are described below under “Certain Relationships and Related Transactions - Agreements with Executive Officers.”

(7)
Mr. Broquist served as Chief Financial Officer from August 2004 until February 2006. Mr. Broquist's compensation arrangements are described below under “Certain Relationships and Related Transactions - Agreements with Executive Officers.”

(8)	The amount shown for fiscal 2006 reflects amounts received pursuant to a Separation Agreement with Mr. Bergmann and $10,000 in Directors fees paid to Mr. Bergman prior to his separation.
(9)	The amount shown for fiscal 2006 reflects amounts received pursuant to a Separation Agreement with Mr. Broquist.
(10)	The amount shown for fiscal 2004 includes 600,000 shares of restricted stock ($853,250) that were rescinded by the company in connection with Mr. Bergmann’s Separation Agreement.

Compensation Pursuant to Stock Options

No options were granted to any of the Named Executive Officers during the fiscal year ended September 30, 2006. As of September 30, 2006, there were no outstanding stock options. Also during such fiscal year, no long-term incentive plans or pension plans were in effect with respect to any of the Company's officers, directors or employees.

Board Compensation Committee Report on Executive Compensation.

The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer and the Company’s other executive officers. Additionally, the Compensation Committee reviews compensation of outside directors for service on the board and for service on committees of the board, and administers the Company’s stock plans.

Compensation Program Objectives

We believe that the Company’s compensation programs for its executive officers should reflect the Company’s performance and the value created for its stockholders. In addition, we believe the compensation programs should support the goals and values of the Company and should reward individual contributions to the Company’s success. Specifically, the Company' executive compensation program is intended to:

•	attract and retain the highest caliber executive officers;
•	drive achievement of business strategies and goals;
•	motivate performance in an entrepreneurial, incentive-driven culture;
•	closely align the interests of executive officers with the interests of the Company’s stockholders;
•	promote and maintain high ethical standards and business practices; and
•	reward results and the creation of stockholder value.

Factors Considered in Determining Compensation

     The Compensation Committee makes executive compensation decisions on the basis of total compensation, rather than on separate freestanding components. We attempt to create an integrated total compensation program structured to balance both short and long-term financial and strategic goals. Our compensation should be competitive enough to attract and retain highly skilled individuals. In this regard, we utilize a combination of between two to four of the following types of compensation to compensate our executive officers:

•	base salary, which increases by 10% each year during the term of their employment agreement;
•	performance bonuses, which may be earned annually depending on the Company’s achievement of pre-established goals;
•	cash bonuses given at the discretion of the board; and
•	equity compensation, consisting of restricted stock.

The Compensation Committee periodically reviews each executive officer’s base salary and makes appropriate recommendations to the Company’s board of directors. Salaries are based on the following factors:

•	the Company’s performance for the prior fiscal years and subjective evaluation of each executive’s contribution to that performance;
•	the performance of the particular executive in relation to established goals or strategic plans; and
•	competitive levels of compensation for executive positions based on information drawn from compensation surveys and other relevant information.

Performance bonuses and equity compensation are awarded based upon the recommendation of the Compensation Committee. Restricted stock is generally granted annually under the Plan and is priced at 100% of the closing price of the Company’s common stock on the date of grant. These grants are made with a view to linking executives’ compensation to the long-term financial success of the Company.

Chief Executive Officer Compensation

As Chief Executive Officer of the Company, Mr. Coury’s compensation is based on his employment agreement with the Company, which provides for a minimum base salary, the minimum benefits to which he is entitled under the compensation plans available to the Company’s senior executive officers and payments or other benefits he is entitled to receive upon termination of his employment. Mr. Coury’s employment agreement, as described more fully below, was entered into on September 19, 2006, shortly before the end of fiscal 2006. Prior to that time, Mr. Coury acted as the interim Chief Executive Officer. His compensation for fiscal 2006, while acting as interim Chief Executive Officer, was paid in part to Mr. Coury and in part to his consulting company, DLC Consulting. The Company paid Mr. Coury and DLC Consulting compensation consisting of an annual base salary of $125,000 (from January 2006 to May 2006) and an annual base salary of $100,000 (from June 2006 to September 2006); 300,000 shares of restricted stock under the 2003 Stock Plan; a performance bonus of $150,000; expenses totaling $17,020; and directors fees totaling $25,500. These grants and awards were based on the Company’s performance in fiscal 2006 and his leadership of the Company.

The Compensation Committee determined the amount of Mr. Coury’s base salary and the number of restricted stock shares to be awarded to him in fiscal 2006 after considering the competitive levels of compensation for chief executive officers managing companies of similar size, complexity and performance level, current trends in the Company’s growth, Mr. Coury’s contributions to the Company’s business success in fiscal 2006 and the conclusion that Mr. Coury has the vision and executive capabilities to continue to lead the growth of the Company.

The Compensation Committee
Richard Butler, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Executive Officers

Mr. Bergmann was appointed our President, Chief Executive Office, and Chairman of the Board in May 2004. Mr. Bergmann previously had been an independent director of our company since May 2002. In connection with Mr. Bergmann's appointment, we entered into an employment agreement with him. The employment agreement had a three year term. Under the employment agreement, Mr. Bergmann was entitled to an annual base salary of $200,000, subject to annual increases to $225,000 during the second year and $275,000 during the third year of the employment agreement, in addition to performance bonuses of our company's common stock issued out of our 2003 Stock Plan. In connection with the execution of the employment agreement, Mr. Bergmann received 1,000,000 shares of restricted common stock of our company. Mr. Bergmann also was entitled to housing and automobile allowances and reimbursement for all business expenses incurred by him in connection with his employment.

On November 3, 2005, Mr. Bergmann resigned as Chairman and President of our company and we entered into a separation agreement with Mr. Bergmann. In connection with the separation agreement, on November 3, 2005, our company and Mr. Bergmann terminated his employment agreement and his restricted stock agreement. Pursuant to the separation agreement, Mr. Bergmann resigned as our Chief Executive Officer immediately upon the filing of our Annual Report on Form 10-K and Mr. Bergmann was to continue to serve as a director of our company until the Annual Meeting. Mr. Bergmann resigned as a director of the Company on January 9, 2006.

In consideration of a waiver of all rights to severance and certain other covenants and a general release of all claims by Mr. Bergmann, the separation agreement provided for the continued payment of Mr. Bergmann's monthly salary until his resignation as CEO. We also paid to Mr. Bergmann 18 months of his current salary in one payment of $337,500 on or before January 2, 2006. We also provided Mr. Bergmann with health insurance for the lesser of 12 months or until he was employed elsewhere with a company that offered an insurance program.

Pursuant to the separation agreement, Mr. Bergmann forfeited all shares of our common stock and any other unvested capital stock or options to purchase such stock received by Mr. Bergmann, or an affiliated party, while employed by our company except for (i) 50,000 shares granted to Mr. Bergmann in 2002 that were fully vested, (ii) 600,000 shares of the total 1,000,000 shares granted to Mr. Bergmann under a restricted stock agreement and (iii) 100,000 shares granted to Mr. Bergmann in April 2005. The parties agreed that the shares set forth in (ii) and (iii) above will remain subject to contractual restrictions on transfer for 18 months, or until a change of control or our stock price achieving certain sustained levels.

On August 3, 2004, we hired W. Chris Broquist as our Chief Financial Officer and entered into an employment agreement with him. The employment agreement had a three year term. Under the employment agreement, Mr. Broquist was entitled to an annual base salary of $144,000, subject to annual increases to $160,000 in the second year and $176,000 in the third year, in addition to performance bonuses of our company's common stock issued out of our 2003 Stock Plan. In connection with the execution of the employment agreement, Mr. Broquist received 100,000 shares of restricted common stock. Mr. Broquist also was entitled to housing and automobile allowances and reimbursement for all business expenses incurred by him in connection with his employment.

On January 19, 2006, the Company entered into a Separation Agreement & General Release with Mr. Broquist pursuant to which Mr. Broquist and the Company agreed to terminate their employment relationship effective February 28, 2006. Pursuant to the terms of the Separation Agreement & General Release, among other items, Mr. Broquist received a severance package consisting of six months of compensation and health benefits and the continued vesting of his restricted stock and Mr. Broquist also agreed not to compete with the Company or solicit any of the employees of the Company for a period of two years.

On September 21, 2004, we entered into a two-year employment agreement with John Raven, who now serves as our Chief Operating Officer. Under the employment agreement, Mr. Raven was entitled to an annual base salary of $165,000, subject to an increase to $185,000 in the second year, in addition to a $35,000 signing bonus and performance bonuses of restricted stock. Mr. Raven's agreement was renewed and extended as of February 6, 2006 and again as of September 20, 2006. His current agreement provides for a term ending September 20, 2009 and a base salary of $220,000. Salary for subsequent years, beginning with the fiscal year ending September 30, 2008, will be determined by the Compensation Committee but in no event will be less than 110% of the prior year’s salary. On April 1, 2006, Mr. Raven received a cash bonus of $50,000. Mr. Raven also received a bonus of $25,000 on September 19, 2006 and a bonus of $5,000 on December 15, 2006, each of which were based on his performance during fiscal 2006. Additionally, Mr. Raven is to receive a bonus of 150,000 shares of restricted stock under the 2003 Stock Plan either upon change of control as defined in the plan or when the when the Company's stock trades at $2.00 per share, whichever comes first.

Effective January 2006, Mr. Daniel L. Coury Sr. was appointed Chairman of the Board and acting Chief Executive Officer. On September 19, 2006, we entered into an employment agreement with Mr. Coury, which provides for his service as the Company’s Chief Executive Officer. At that time, Mr. Coury resigned as Chairman of the Board; however, he continues to serve as a director. As the acting Chief Executive Officer, Mr. Coury received, in addition to his director fees, $25,000 per month for each month he served. He was also granted 300,000 shares of restricted stock under the Company's 2003 Stock Plan upon accepting the position of acting Chief Executive Officer and 100,000 shares of restricted stock upon becoming the permanent Chief Executive Officer. Pursuant to his employment agreement, Mr. Coury will receive a base salary of $420,000, plus 10% annual salary increases, beginning with the Company’s fiscal year ending September 30, 2008; an annual bonus of $150,000, provided the Company obtains certain performance measures as established by the Company’s Board of Directors; a one time bonus of $150,000 if and when the common stock of the Company is listed on a national exchange; and a grant of 1,000,000 shares of restricted stock of the Company (“Restricted Shares”), which vest upon the earlier to occur of three years or a “change of control” (as defined in the Company’s 2003 Stock Plan); provided, however, that Mr. Coury is obligated to return 1/3 of the Restricted Shares at the end of each fiscal year unless certain performance targets are reached for that fiscal year. Additionally, in the event that Mr. Coury terminates his employment for “good reason” or the Company terminates his employment other than for “Cause” or on account of his death or “disability,” as each of those terms is defined in the employment agreement, Mr. Coury will receive 12 months of continuing salary, and all restricted stock granted to the employee prior to the employment agreement and the portion of the Restricted Shares that remain unvested and for which the annual risk of forfeiture has lapsed due to annual performance targets being achieved will be immediately accelerated. As a reward for his performance during fiscal 2006, Mr. Coury also received a bonus of $150,000.

On March 31, 2006, the Company entered into an employment agreement with Gary Perschbacher to serve as our Chief Financial Officer. On September 19, 2006, we amended Mr. Perschbacher’s employment agreement. The terms of the agreement provide for an extension of the term until September 20, 2009 and a base salary of $200,000. Salary for subsequent years, beginning with the Company’s fiscal year ending September 30, 2008, will be determined by the Compensation Committee but in no event will be less than 110% of the prior year’s salary. Mr. Perschbacher also received a grant of 100,000 shares of restricted stock of the Company pursuant to the Company’s 2003 Stock Plan.

On November 1, 2004, we entered into a two-year employment agreement with Penny Spaeth, who served as our Chief Operating Officer from April 2004 until July 2005. Under the agreement, Ms. Spaeth was entitled to an annual base salary of $137,500, subject to an increase to $151,020, in addition to performance bonuses of 25,000 shares of restricted stock. Ms. Spaeth was entitled to receive $400 per month allowance for automobile usage and $100 per month allowance for cellular phone charges. Under the terms of Ms. Spaeth's separation agreement, she received severance payments totaling $80,000 and received health benefits for six months.

Related Party Transaction Policy

Our general policy requires adherence to Nevada corporate law regarding transactions between our company and a director, officer or affiliate of our company. Transactions in which such persons have a financial interest are not void or voidable if the interest is disclosed and approved by disinterested directors or stockholders or if the transaction is otherwise fair to our company. It is our policy that transactions with related parties are conducted on terms no less favorable to our company than if they were conducted with unaffiliated third parties. During the fiscal year ended September 30, 2006, there were no related party transactions except as described above.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 1, 2006, with respect to (i) each Named Executive Officer and each director of our company; (ii) all Named Executive Officers and directors of our company as a group; and (iii) each person known to our company to be the beneficial owner of more than 5% of our company’s common stock. The information as to beneficial ownership was furnished to us by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 4840 East Jasmine Street, Suite 105, Mesa, Arizona 85205.

Name	Shares Beneficially Owned	Percentage of Shares Outstanding (1)

Daniel L. Coury, Sr. (2)	1,750,000	3.5%
Gary Perschbacher	100,000	*
John Raven	150,000	*
Joseph Cunningham	250,000	*
Elisabeth DeMarse	150,000	*
Richard Butler	100,000	*
Benjamin Milk	100,000	*
Ewing & Partners (7)	4,753,973	9.5%
Timothy Ewing (7)	4,753,973	9.5%
Endurance General Partners, L.P. (6)	4,753,973	9.5%
Ewing Asset Management, LLC (6)	4,753,973	9.5%
Endurance Partners (Q.P.), L.P. (6)	3,725,431	7.5%
Endurance Partners, L.P. (7)	1,028,542	2.1%
Grand Slam Capital Master Fund, Ltd. (5)	3,951,380	7.9%
Grand Slam Asset Management, LLC (5)	3,951,380	7.9%
Angelo Tullo (3)	4,066,580	8.1%
Sunbelt Financial Concepts, Inc,. (4)	3,616,580	7.2%
All executive officers and directors as a group (7 persons)	2,600,000	5.2%

_________________________

* Represents less than one percent of our issued and outstanding common stock.

(1)	Based on 50,020,094 shares outstanding as of December 15, 2006.
(2)
Of the number shown, (i) 55,000 shares are owned by Children's Management Trust (the "Coury Trust"), of which Mr. Coury is a co-trustee, and (ii) 10,093 shares are owned by DLC & Associates Business Consulting, Inc. ("DLC"), of which Mr. Coury is the President. Mr. Coury disclaims beneficial ownership of the shares owned by the Coury Trust and DLC except to the extent of any of his proportionate interest therein, if any.

(3)
Of the number shown, 3,616,580 shares are owned by Sunbelt Financial Concepts, Inc. See footnote 4. Mr. Tullo is the President of Sunbelt and has dispositive power over the shares of common stock owned by Sunbelt. Mr. Tullo's address is 4710 E. Falcon Drive, #209, Mesa, Arizona 85215.

(4)	Address is 4710 E. Falcon Drive, #209, Mesa, Arizona 85215.
(5)
Grand Slam Capital Master Fund, Ltd. holds 3,951,380 shares of common stock directly. Grand Slam Asset Management, LLC serves as an investment advisor of Grand Slam Capital Master Fund, Ltd. and may be deemed to control, directly or indirectly, Grand Slam Capital Master Fund, Ltd. and to beneficially own the shares of common stock being reported by Grand Slam Capital Master Fund, Ltd. Address is One Bridge Plaza, Ft. Lee, New Jersey 07024

(6)
The present principal occupation or employment of Mr. Ewing is managing partner of Ewing & Partners (“E&P”), whose principal business is serving as manager to Endurance Partners, L.P. (“Endurance”) and Endurance Partners (Q.P.), L.P. (“Endurance QP”) and manager and general partner of Value Partners, Ltd.   The principal business of Ewing Asset Management is serving as general partner of Endurance General Partners, L.P. and as a minority partner in E&P.  The principal business of Endurance General Partners, L.P. is to serve as the general partner of both Endurance and Endurance QP.   The principal business of Endurance and Endurance QP is investment in and trading of capital stocks, warrants, bonds, notes, debentures and other securities. Address for all entities and persons is 4514 Cole Avenue, Suite 808, Dallas Texas 75205.

Equity Compensation Plan Information

WE MAINTAIN THE 2003 STOCK PLAN PURSUANT TO WHICH WE MAY GRANT EQUITY AWARDS TO ELIGIBLE PERSONS. THE FOLLOWING TABLE SETS FORTH CERTAIN INFORMATION ABOUT EQUITY AWARDS UNDER OUR 2003 STOCK PLAN, AS WELL AS AN INDIVIDUAL EQUITY COMPENSATION ARRANGEMENT WITH OUR FORMER CHIEF EXECUTIVE OFFICER, AS OF SEPTEMBER 30, 2006:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	4,768,000 (2)	N/A	232,000
Equity compensation plans not approved by security holders	600,000 (3)	N/A	0

Total	5,368,000	N/A	232,000

___________________

(1)	The 2003 Stock Plan was approved by written consent of a majority of our company's stockholders on July 21, 2003.
(2)	This number represents the number of shares of restricted stock granted to eligible persons under the 2003 Stock Plan.
(3)
This number represents shares of restricted stock that were granted to Peter J. Bergmann, our Chairman and Chief Executive Officer, pursuant to a restricted stock agreement dated June 6, 2004, as reduced per the terms of his separation agreement, dated November 3, 2005. These shares were not granted under our 2003 Stock Plan. These shares of restricted stock vest in accordance with a performance-based vesting schedule. As of September 30, 2006, none of these shares are vested.

Our 2003 Stock Plan

During the year ended September 30, 2002, our stockholders approved the 2002 Employees, Officers & Directors Stock Option Plan (the "2002 Plan"), which was intended to replace our 1998 Stock Option Plan (the "1998 Plan"). The 2002 Plan was never implemented, however, and no options, shares or any other securities were issued or granted under the 2002 Plan. There were 3,000,000 shares of our common stock authorized under the 2002 Plan. On June 30, 2003 and July 21, 2003, respectively, our Board of Directors and a majority of our stockholders terminated both the 1998 Plan and the 2002 Plan and approved our 2003 Stock Plan. The 3,000,000 shares of common stock previously allocated to the 2002 Plan were re-allocated to the 2003 Stock Plan.

In April 2004, our stockholders and our Board of Directors approved an amendment to the 2003 Stock Plan to increase the aggregate number of shares available there under by 2,000,000 shares in order to have an adequate number of shares available for future grants. Subject to the approval of Proposal 2, the number of shares available for issuance will be increased by another 3,000,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on our review of the copies of such forms filed under the SEC during the year ended September 30, 2006, we believe that during such year our executive officers, directors and ten percent stockholders complied with all such filing requirements except for Matthew and Markson Ltd. and Morris & Miller Ltd., who filed several reports late.

PERFORMANCE GRAPH

Compare 5-Year Cumulative Total Return
Among YP Corp., Wilshire 5000 Index
And Dow Jones Internet Index

	Assumes $100 Invested on September 30, 2001 Assumes Dividends, if any, Reinvested Fiscal Year Ended September 30, 2006

	9/30/2001	9/30/2002	9/30/2003	9/30/2004	9/30/2005	9/30/2006
YP Corp	$100.00	$68.18	$1,509.09	$1,006.62	$836.10	$874.43
Wilshire 5000 Index	$100.00	$81.29	$100.91	$113.93	$128.51	$139.56
Dow Jones Internet Services Index	$100.00	$47.18	$100.39	$98.77	$126.63	$153.79

PROPOSAL TO AMEND OUR
2003 STOCK PLAN
(Proposal No. 2)

General Information

At the 2007 Annual Meeting there will be presented to stockholders a proposal to approve an amendment to the 2003 Stock Plan to increase the number of shares authorized for issuance under the 2003 Stock Plan (the “Plan”) from 5,000,000 to 8,000,000. As of December 1, 2006, 227,000 shares remained available for future grants under the current Plan. At its meeting on November 5, 2006, the board of directors, acting as the Plan Committee, unanimously approved the proposed amendment subject to stockholder approval at the Annual Meeting. The amendment to the 2003 Stock Plan increasing the number of shares authorized for issuance will not be effective unless and until stockholder approval is obtained.

The board of directors believes that the Company’s ability to grant awards under the Plan, and under the amended Plan, will promote the success and enhance the value of the Company by linking the personal interest of participants to those of the Company’s shareholders and by providing participants with an incentive for outstanding performance. The board of directors believes that the Plan helps the Company attract, retain and motivate employees, officers and directors. The Board of Directors believes than an increase in the number of shares available for issuance in future years, as proposed, is in the best interests of the Company and its stockholders.

The Plan provides for the granting of restricted stock, performance share awards and performance-based awards to eligible individuals. A summary of the principal provisions of the Plan, as amended, is set forth below. The summary is qualified by reference to the full text of the 2003 Stock Plan, which is filed as Exhibit 10 to our Quarterly Report on Form 10-QSB for the fiscal quarter ending March 31, 2005.

Administration

The Plan shall be administered by a committee of the board (“Committee”). If the board does not appoint a committee, the 2003 Stock Plan shall be administered by the board and all references in the Plan to the Committee shall refer to the board. The committee shall have the exclusive authority to administer the Plan, including the power to determine eligibility; the types and sizes of awards; the price and timing of awards; and any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof.

Eligibility

Persons eligible to participate in the Plan include all employee and non-employee service providers of the Company or any subsidiary, as determined by the Committee.

Limitation on Awards and Shares Available

An aggregate of 8,000,000 shares of our common stock is available for grant under the Plan, as amended (of which, 4,773,000 shares have been granted). The maximum number of shares of common stock payable in the form of performance-based awards to any one participant for a performance period is 1,000,000 shares, or in the event the performance-based award is paid in cash, the maximum is determined by multiplying 1,000,000 by the fair market value of one share of stock as of the date of grant of the performance-based award.

Awards

The Plan provides for the grant of restricted stock, performance shares and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Plan.

A restricted stock award is the grant of shares of common stock at a price determined by the Committee (including zero), that is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee. A grant of performance shares gives the recipient rights that are valued and payable to or exercisable by the recipient as established by the Committee upon the grant or thereafter.

Grants of performance-based awards under the Plan enable the Committee to treat restricted stock awards and performance share awards granted under the Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) of the Code only applies to those employees who are “covered employees,” as defined in Section 162(m) of the Code, only individuals who are, or could be, covered employees are eligible to receive performance-based awards.

Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales or revenue, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, shareholder returns, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Committee shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

Amendment and Termination

The Committee, subject to approval of the board, may terminate, amend, or modify the Plan at any time; provided, however, that shareholder approval must be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

Federal Income Tax Consequences

A participant receiving restricted stock, performance shares or performance-based awards will not recognize taxable income at the time of grant. At the time the restrictions lapse, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for such award and fair market value of the stock or amount received on the date of the lapse of restriction. The Company will be entitled to a concurrent deduction equal to the ordinary income recognized by the participant.

Vote Required for Approval

Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares for which votes are cast, in person or by valid proxy, at a meeting at which a quorum is present

Our board of directors recommends a vote FOR the proposal to amend our 2003 Stock Plan.

AMENDMENT TO AND RESTATEMENT OF THE ARTICLES OF INCORPORATION
(Proposal No. 3)

Staggered Board

Our board of directors has unanimously approved and recommended that the stockholders approve an amendment to our Articles of Incorporation, to provide for the classification of our board of directors into three classes of directors with staggered terms of office. Section 5 of Appendix A to this Proxy Statement sets forth the text of the proposed amendment to be added.

Our Articles of Incorporation and Bylaws now provide that all directors are to be elected annually to serve until their successors have been elected and qualified. Nevada law permits provisions in the articles of incorporation or bylaws that provide for a classified board of directors. The proposed amendment to the Articles of Incorporation would provide that directors will be classified into three classes, as nearly equal in number as possible. One class of directors, initially consisting of Messrs. Cunningham and Coury, would hold office initially for a term expiring at the 2010 Annual Meeting; a second class of directors, initially consisting of Messrs. Butler and Milk, would hold office initially for a term expiring at the 2009 Annual Meeting; and a third class of directors, initially consisting of Ms. DeMarse, would hold office initially for a term expiring at the 2008 Annual Meeting. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election or until their successors have been duly elected and qualified.

If the number of directors is increased by the board of directors and the resultant vacancies are filled by the board of directors, those additional directors will serve only until the next Annual Meeting of stockholders, at which time they will be subject to election and classification by the stockholders. If any director is elected by the board of directors to fill a vacancy that occurs as a result of the death, resignation, or removal of another director, that director will hold office until the Annual Meeting of stockholders at which the director who died, resigned, or was removed would have been required, in the regular order of business, to stand for re-election, even though that term may extend beyond the next annual meeting of stockholders.

The proposed classified board of directors amendment is designed to assure continuity and stability in our board's leadership and policies because a majority of the Company's directors at any given time will have prior experience as directors with the Company. Our board of directors also believes that the classified board proposal will assist the board in protecting the interests of our stockholders in the event of an unsolicited offer for our Company.

Because of the additional time required to change control of our board of directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of our board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company, including a redemption of stockholder rights, the terms of which create obstacles to an acquisition of our Company, if we choose to grant such rights to our stockholders and empower our board to effect such a redemption. Because the proposed classified board amendment will result in an increase in amount of time required for a takeover bidder to obtain control of our Company without the cooperation of our board, even if the takeover bidder were to acquire a majority of our outstanding voting stock, it will tend to discourage certain tender offers, perhaps including some tender offers that our stockholders may feel would be in their best interests. The proposed classified Board amendment will also make it more difficult for our stockholders to change the composition of the board even if our stockholders believe such a change would be desirable.

Consolidation of Amendment into a Single Amended and Restated Articles of Incorporation

In the interest of clarity, the board of directors believes it is advisable to restate the Articles of Incorporation in full, to the extent the proposed amendment is approved by the stockholders, rather than file a separate Certificate of Amendment to incorporate the approved amendment, thus incorporating the existing provision, as amended, in a single document.

Vote Required

The approval of the proposed amendment and restatement of the Company’s Articles of Incorporation will require the affirmative vote of 66 2/3% of the shares for which votes are cast at a meeting at which a quorum is present. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome.

Our board of directors recommends a vote FOR the proposal to amend and restate our Articles of Incorporation.

RATIFICATION OF INDEPENDENT AUDITORS
(Proposal No. 4)

Our Audit Committee, pursuant to authority granted to it by our board of directors, has selected Epstein, Weber & Conover, P.L.C., certified public accountants, as independent auditors to examine our annual consolidated financial statements for our fiscal year ending September 30, 2007. Our board is submitting this proposal to the vote of the stockholders in order to ratify the Audit Committee's selection. If stockholders do not ratify the selection of Epstein, Weber & Conover, P.L.C., the audit committee will reconsider the selection of independent auditors.

Our annual consolidated financial statements for the fiscal years ending September 30, 2005 and 2006 were audited by Epstein, Weber & Conover, P.L.C. We have paid or expect to pay the following fees to Epstein, Weber & Conover, P.L.C. for work performed in 2005 and 2006 or attributable to Epstein, Weber & Conover, P.L.C's audit of our 2005 and 2006 consolidated financial statements:

	2005	2006
Audit Fees	$75,842	$80,035
Audit-Related Fees	573	0
Tax Fees	0	0
All Other Fees	0	0

In January 2003, the SEC released final rules to implement Title II of the Sarbanes-Oxley Act of 2003 (the "Sarbanes-Oxley Act"). The rules address auditor independence and have modified the proxy fee disclosure requirements. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC. Audit-related fees are assurance-related services that traditionally are performed by the independent accountant, such as employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

The audit committee has reviewed the fees paid to Epstein, Weber & Conover, P.L.C. and has considered whether the fees paid for non-audit services are compatible with maintaining Epstein, Weber & Conover, P.L.C.'s independence. The audit committee also has adopted policies and procedures to approve audit and non-audit services provided in fiscal 2005 by Epstein, Weber & Conover, P.L.C. in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated there under. These policies and procedures involve annual pre-approval by the audit committee of the types of services to be provided by our independent auditor and fee limits for each type of service on both a per-engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the audit committee for further pre-approval. The audit committee may additionally ratify certain de minimis services provided by the independent auditor without prior audit committee approval, as permitted by the Sarbanes-Oxley Act and rules of the SEC promulgated there under. We will disclose all such approvals by the audit committee, as applicable, in upcoming years.

Representatives of Epstein, Weber & Conover, P.L.C. are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares for which votes are cast, in person or by valid proxy, at the annual meeting is required to ratify the selection of Epstein, Weber & Conover, P.L.C. as independent auditors for fiscal 2007. An abstention counts as a vote cast and, therefore, effectively counts as a vote against this proposal.

Our board of directors recommends a vote FOR ratification of Epstein, Weber & Conover, P.L.C. as our company's independent auditors for fiscal 2007.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be considered for inclusion in our proxy materials relating to our 2007 Annual Meeting, stockholder proposals must be received at our principal executive offices by September 11, 2007, which is 120 calendar days prior to the anniversary of the mailing date for this year's proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, our board of directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

A copy of our Annual Report for the year ended September 30, 2006 has been mailed to you currently with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the "Audit Committee Report," "Compensation Committee Report," and "Performance Graph" shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices at 4840 East Jasmine Street, Suite 105, Mesa, Arizona 85205-3321.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

We are offering our stockholders the opportunity to consent to receive our future proxy materials and annual reports electronically by providing the appropriate information when voting via the Internet. Electronic delivery could save us a significant portion of the costs associated with printing and mailing Annual Meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and we elect to deliver future proxy materials and/or annual reports to you electronically, then we will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.investordelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, or by contacting our transfer agent, Registrar and Transfer Company, if you hold shares in your own name.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of future Annual Meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

YP Corp.

/s/ Gary Perschbacher
Gary Perschbacher
Chief Financial Officer

January 8, 2007

APPENDIX A

Amended and Restated Articles of Incorporation
of
YP Corp.

1.     Name. The name of the corporation is YP Corp. (the “Corporation”).

2.     Capital Stock. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value, $0.001. The second class of stock shall be Preferred Stock, par value $0.001. This Corporation is authorized to issue 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

2.1.   Common Stock. Each share of Common Stock issued and outstanding shall be entitled to one vote on all matters. Shares of such Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid shares of Common Stock of this Corporation shall not be liable to any further call or assessment. Dividends may be declared and paid on the Common Stock only out of funds legally available therefore. Upon the sale of substantially all of the stock or assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after all liquidation preferences payable to any series of Preferred Stock entitled thereto have been satisfied, the remaining net assets of the Corporation shall be distributed to the holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference (or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders).

2.2.   Preferred Stock.

(a)    The Preferred Stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the NRS. The designated series of Preferred Stock shall have such powers, designations, preferences and relative, participating or optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Corporation’s Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the manner in which such facts shall operate upon such powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

(b)    The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class of series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

3.     Designation and Amount of Series E Convertible Preferred Stock. In accordance with the foregoing Section 2.2, the Corporation has authorized a series of Preferred Stock, which shall be designated as Series E Convertible Preferred Stock (the “Series E Preferred Convertible Stock”). The number of shares constituting the Series E Preferred Stock shall be 200,000, par value $0.001. The Series E Preferred Stock has the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

3.1.   Dividends.

(a)    The holders of outstanding shares of Series E Convertible Preferred Stock shall be equally entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends, at the dividend rates applicable to each such series, as set forth herein, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) as follows: Series E Convertible Preferred Stock shall receive dividends at the rate of 5% per annum on the liquidation preference per shares, payable each March 31, June 30, September 30 and December 31, commencing with the first such date following the issuance of such stock. Dividends shall accumulate from the date of issuance, until the first payment date, at which time all accumulated dividends and dividends from the date of issuance shall be paid if funds are legally available at such time. If funds are not legally available at such time, dividends shall continue to accumulate until they can be paid from legally available funds.

(b)    The dividends on the Series E Convertible Preferred Stock at the rate provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series E Convertible Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series E Convertible Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of any shares of any other class of stock ranking on a parity with the Series E Convertible Preferred Stock (“Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c)    Dividends on all shares of the Series E Convertible Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

3.2.   Liquidation Preference. Upon the sale of substantially all of the stock or assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment is made upon the Common Stock or any other series or Preferred Stock, an amount in cash equal to $.30 per share, plus any accrued but unpaid dividends (or, if there be an insufficient amount to pay all Series E Convertible Preferred Stockholders, then ratably among such holders).

3.3.   Voting Rights. The holders of shares of Series E Convertible Preferred Stock shall have no voting rights, except as required by law.

3.4.   Conversion of Series E Convertible Preferred Stock.

(a)    Holder’s Right to Convert.

(i)     Conversion. The record Holder of the Series E Convertible Preferred Stock shall be entitled, after two years from the initial issuance of the Series E Convertible Preferred Stock and from time to time thereafter, at the office of the Corporation or any transfer agent for the Series E Convertible Preferred Stock, to convert all or portions of the Series E Convertible Preferred Stock held by such Holder, on a one for one basis into shares of the Common Stock, together with payment by the holder of $.045 per converted share.

(ii)    Mechanics of Conversion.

(1)     In order to convert Series E Convertible Preferred Stock into full shares of Common Stock, the holder shall (i) transmit a facsimile copy of the fully executed notice of conversion in the form provided by the Corporation (“Notice of Conversion”) to the Corporation, which notice shall specify the number of shares of Series E Convertible Preferred Stock to be converted, prior to midnight, New York City time (the “Conversion Notice Deadline”), on the date of conversion specified on the Notice of Conversion, and (ii) promptly surrender the original certificate or certificates therefor, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or 2-day courier, to the office of the Corporation or of any transfer agent for the Series E Convertible Preferred Stock, together with payment by certified or bank check for $.045 per converted share; provided, however, that the Corporation shall not be obligated to issue certificates evidencing such Series E Convertible Preferred Stock unless either the certificates evidencing such Series E. Convertible Preferred Stock are delivered to the Corporation or its transfer agent as provided above or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of the certificate or certificates (“Stock Certificates”) representing shares of Series E Convertible Preferred Stock and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Stock Certificate(s) of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of the Series E Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall pay cash to such Holder in an amount equal to such fraction multiplied by the value of the Common Stock as determined in good faith by the Corporation’s Board of Directors. In the case of a dispute as to the calculation of the Conversion Price, the Corporation’s calculation shall be deemed conclusive absent manifest error.

(2)    The Corporation shall issue and deliver at the address of the Holder on the books of the Corporation (i) a certificate or certificates for the number of shares of Common Stock equal to the Conversion Number for the shares of Series E Convertible Preferred Stock being so converted and (ii) a certificate representing the balance of the shares of Series E Convertible Preferred Stock not so converted, if any. The date on which conversion occurs (the “Date of Conversion”) shall be deemed to be the date set forth in such Notice of Conversion, provided that the copy of the Notice of Conversion is faxed to the Corporation before midnight, New York City time, on the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(b)    Adjustment to Conversion.

(i)     If, prior to the conversion of all Series E Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series E Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series E Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series E Convertible Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series E Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series E Convertible Preferred Stock otherwise set forth in this Section (b)) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described herein unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series E Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series E Convertible Preferred Stock may be entitled to purchase.

(ii)    If any adjustment under this section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional shares shall be disregarded, and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

4.     Perpetual Existence. The existence of the Corporation will be perpetual.

5.     Board of Directors. The affairs of the Corporation shall be governed by a Board of Directors. Subject to any rights to elect directors (“Preferred Stock Directors”) granted to the holders of any series of Preferred Stock as set forth in the Certificate of Designation for such series or class of Preferred Stock, the number of persons to serve on the Board of Directors, and the number of directors in each class of directors, shall be fixed as set forth in the Bylaws and such number may be increased or decreased from time to time in such manner as provided by the Bylaws, but the number of directors shall never be less than three. Directors of the Corporation need not be residents of the State of Nevada and need not own shares of the Corporation's stock.

5.1.           Classified Board.

(a)    Other than with respect to any Preferred Stock Directors, the Board of Directors shall be divided into three classes as nearly equal in number as possible (each, a “Class”), known as Class I, Class II and Class III. Directors of Class I first chosen at the annual meeting of stockholders held in 2007 shall hold office until the third annual meeting of the stockholders following their election, such annual meeting of the stockholders to be held in 2010; directors of Class II first chosen at the annual meeting of stockholders held in 2007 shall hold office until the second annual meeting following their election, such annual meeting of the stockholders to be held in 2009; and directors of Class III first chosen at the annual meeting of the stockholders held in 2007 shall hold office until the first annual meeting following their election, such annual meeting of the stockholders to be held in 2008. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2007, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. Other than with respect to any Preferred Stock Directors, when the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors (other than as a result of the establishment of any Preferred Stock Directors) and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board of Directors to fill a vacancy that occurs as a result of the death, resignation, or removal of another director, such director shall hold office until the annual meeting of stockholders at which the director who died, resigned, or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this Section 5 shall serve until his or her successor is duly elected and qualifies.

(b)    Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, any director or all the directors of a single class (but not the entire Board of Directors) of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article 5 shall not apply with respect to the director or directors elected by such holders of preferred stock.

6.     Action by Written Consent. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

7.     Cumulative Voting. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

8.     Distributions to Stockholders. Except as set forth in these Amended and Restated Articles or the Certificate of Designations for any series or class of Preferred Stock, the Board of Directors of the Corporation may, from time to time, distribute to its stockholders a portion of its assets in cash or property, whether or not the distribution, after giving it effect, would cause the Corporation’s total assets to be less than the sum of the total liabilities plus the amount that would be needed, if dissolution were to occur at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The Board of Directors may base a determination that a distribution is permitted hereunder on (i) financial statements prepared on the basis of accounting practices that are reasonable under the circumstances; (ii) a fair valuation, including, but not limited to, unrealized appreciation and depreciation; or (iii) any other method that is reasonable in the circumstances.

9.     Director and Officer Liability. A director and officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) for authorizing any distribution in violation of Section 78.300 of the NRS. If the NRS is amended after approval by the stockholders of this Article to authorize corporate action further eliminating the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. No amendment to the NRS that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director or officer for any act, omission or transaction which occurs prior to the effective date of such amendment.

10.    Indemnification. The Corporation shall, to the fullest extent permitted by Section 78.75 of the NRS, as the same may be amended, supplemented or replaced from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to said Section 78.751 of the NRS, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

11.    Amendment of Articles of Incorporation. Subject to the provisions hereof, the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Restated Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing at any time and from time to time, the provisions set forth in Article 5 (Classified Board) and Article 6 (Action by Written Consent) may be repealed, altered, amended or rescinded in any respect only if the same is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

REVOCABLE PROXY
YP CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒

Annual Meeting of Stockholders-February 8, 2007
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on February 8, 2007 and the Proxy Statement and appoints Gary Perschbacher, the proxy of the undersigned, with full power of substitution to vote all shares of Common Stock of YP Corp. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the MGM Grand Hotel, 3799 Las Vegas Blvd. South , Las Vegas, Nevada 89109, on February 8, 2007 at 10:00 a.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

Please be sure to sign and date this Proxy in the box below.		Date

Stockholder sign above		Co-holder (if any) sign above

1. Election of Directors	For		With-hold
Joseph F. Cunningham Jr.	⁫		⁫
Daniel Coury, Sr.	⁫		⁫
Richard Butler	⁫		⁫
Benjamin Milk	⁫		⁫
Elisabeth DeMarse	⁫		⁫

	For	Against		Abstain
2. To approve the amendment to our 2003 Stock Plan:	⁫	⁫		⁫

	For	Against		Abstain
3. To approve the Amended and Restated Articles of Incorporation	⁫	⁫		⁫

	For	Against		Abstain
4. To ratify the appointment of Epstein, Weber & Conover, P.L.C., as our independent auditors for the fiscal year ending September 30, 2007:	⁫	⁫		⁫

	For	Against
4. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before this meeting.	⁫	⁫

Please disregard the following if you have previously provided your consent decision:
⁫ By checking the box to the left, I consent to future delivery of annual reports, proxy statements, prospectuses, other materials, and shareholder communications electronically via the Internet at a webpage that will be disclosed to me. I understand that the Company may no longer distribute printed materials to me regarding any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Registrar and Trust Company, 10 Commerce Drive, Cranford, NJ 07016 and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1, 2, AND 3 IN THE DISCRETION OF THE PROXY ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

^ Detach above card, sign, date and mail in postage paid envelope provided. ^

YP CORP.

 Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

THIS PROXY CARD IS VALID WHEN SIGNED AND DATED.
MAIL YOUR PROXY CARD TODAY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.